                         Consent of Independent Auditors

We  consent to the  reference  to our firm under the  caption  "Experts"  in the
Statement of Additional  Information and to the use of our reports dated January
31, 2003,  with respect to the financial  statements of First  Security  Benefit
Life Insurance and Annuity  Company of New York and the financial  statements of
T. Rowe Price Variable  Annuity Account of First Security Benefit Life Insurance
and Annuity Company of New York, included in Post-Effective  Amendment No. 10 to the Registration  Statement under the Securities Act of 1933 (No.  33-83240) and
Amendment No. 13 to the Registration  Statement under the Investment Company Act of 1940 (No.  811-8726)  on Form N-4 and the  related  Statement  of  Additional
Information  accompanying  the  Prospectus  of T. Rowe  Price  No-Load  Variable
Annuity.

                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
April 24, 2003